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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
F O R M   4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject
    to section 16. Form 4 or form 5 obligations may continue. See Instruction 1(b)

(Print or Type Responses)
--------------------------------------------------------------------------------

1. Name and Address of  2. Issuer Name and Ticker  6. Relationship of Reporting
   Reporting Person*       or Trading Symbol          Person(s) to Issuer
                                                       (Check all applicable)
 IFG Investments Services  Growth Mergers, Inc.
  Inc.                       (GMGE)                      Director   X  10% Owner
 ------------------------  ------------------------  ---           ---
 (Last)  (First) (Middle)                                Officer       Other
                                                     --- (give     --- (specify
 Suite #5, Temple Building                                title         below)
 -----------------------------                            below)
       (Street)
                                                     ---------------------------
  Charlestown, Nevis
  -----------------------                            --------------
    (City) (State) (Zip)

3. I.R.S. Identification     4. Statement for      7. Individual or Joint/
   Number of Reporting          Month/Day/Year        Group Filing
   Person, if an entity           01/03/03            (Check Applicable Line)
   (Voluntary)                  -----------------         Form filed by One
                                                       X  Reporting Person
   ----------------------    5. If Amendment,         ---
                                Date of Original          Form filed by More
                                (Month/Day/Year)          than One Reporting
                                                          Person
                                -----------------     ---

                         Table I -- Non-Derivative Securities Acquired, Disposed
                                    of, or Beneficially Owned
                         -------------------------------------------------------

1. Title of Security  2. Trans-  2.A       3. Trans-     4. Securities
   (Instr. 3)            action  Deemed       action        Acquired (A) or
                         Date    Execution    Code          Disposed of (D)
                                 Date, if     (Instr. 8)    (Instr. 3, 4, and 5)
                                 any
                        (Month   (Month                            (A)
                          Day/     Day/                             or
                         Year)    Year)       Code   V      Amount (D)   Price
   Common Stock       12/13/02                 S           250,000  D    .1925
   -----------------  ---------  --------- ------------- -----------------------

   -----------------  ---------  --------- ------------- -----------------------

   -----------------  ---------  --------- ------------- -----------------------

                        5. Amount of           6. Owner-        7. Nature of
                           Securities             ship             Indirect
                           Beneficially           Form:            Beneficial
                           Owned                  Direct           Owner-
                           Following              (D) or           ship
                           Reported               Indirect
                           Transaction(s)         (I)

                           (Instr. 3 and 4)       (Instr. 4)       (Instr. 4)

                            4,750,000                D
                        -------------------    -------------       ----------

                        -------------------    -------------       ----------

                        -------------------    -------------       ----------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the  form is  filed  by more  than one  reporting  person,  see Instruction
4(b)(v).
               Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

  Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of   2. Conver-  3. Trans-  3A.       4. Trans-     5. Number of Deriv-
   Derivative    sion or     action  Deemed       action        ative Securities
   Security      Exercise    Date    Execution    Code          Acquired (A) or
   (Instr. 3)    Price of            Date, if     (Instr. 8)    Disposed of (D)
                 Deri-       (Month/ any                        (Instr. 3, 4
                 vative       Day/                               and 5)
                 Security     Year)  (Month
                                      Day/
                                      Year)      Code   V         (A)     (D)

   ---------- ----------- ---------- --------- ------------- -------------------

   ---------- ----------- ---------- --------- ------------- -------------------

   ---------- ----------- ---------- --------- ------------- -------------------

6. Date Exer-         7. Title and Amount of    8. Price of    9. Number of
   cisable and           Underlying Securities     Derivative     derivative
   Expiration            (Instr. 3 and 4)          Security       Securities
   Date                                            (Instr. 5)     Benificially
   (Month/Day                                                     Owned Follow-
    Year)                                                         ing Reported
                                                                  Transaction(s)
   Date      Expira-                Amount or                     (Instr. 4)
   Exer-     tion          Title    Number of
   cisable   Date                   Shares

   -----------------  ------------------------  -------------  -----------------

   -----------------  ------------------------  -------------  -----------------

   -----------------  ------------------------  -------------  -----------------

10. Ownership       11. Nature of
    Form of             Indirect
    Derivative          Beneficial
    Security:           Ownership
    Direct (D) or       (Instr. 4)
    Indirect (I)
    (Instr. 4)

    -------------   --------------

    -------------   --------------

    -------------   --------------

Explanation of Responses:




                         /s/ Daniel MacMullin                  January 3, 2003
                       -------------------------------         -----------------
                       **Signature of Reporting Person         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.